UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 20, 2012 (September 14, 2012)

Good Times Restaurants Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03         Material Modification to Rights of Security Holders

On September 17, 2012, Good Times Restaurants Inc. (the “Company”) filed with the Secretary of State of the State of Nevada a Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock (the “Certificate of Designations”) designating 473,934 shares of the Company’s previously authorized preferred stock, $0.001 par value per share,  as “Series C Convertible Preferred Stock”.

The rights, preferences, and privileges of the Series C Convertible Preferred Stock are as follows:

●
Dividends shall accrue on shares of Series C Convertible Preferred Stock at the rate of 8.0% per annum of the original issue price of $4.22 per share, with such accrued dividends payable quarterly.  The accrued dividends on shares of Series C Convertible Preferred Stock shall be payable prior and in preference to any dividends on the Company’s common stock.  In the event the Series C Convertible Preferred Stock has not been converted to common stock within 18 months following the issuance thereof, thereafter (i) the rate of the accrued dividends shall increase to 15.0% per annum from the date that is 18 months after the issuance thereof until converted or redeemed by the Company, and (ii) the Company may upon the approval of a majority of the disinterested members of the Board of Directors redeem all or from time to time a portion of the Series C Convertible Preferred Stock by payment of its liquidation preference.

●
In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or a transaction which is deemed to be a liquidation pursuant to the Certificate of Designations, holders of Series C Convertible Preferred Stock shall be entitled to receive a preference payment equal to the original issue price of $4.22 per share, plus any accrued but unpaid dividends, before any assets of the Company are distributed to holders of the Company’s common stock.

●
Shares of Series C Convertible Preferred Stock shall vote together with the common stock on an as-if-converted basis.  In addition, shares of Series C Convertible Preferred Stock shall have the right to vote, as a separate class, on certain major corporate transactions.

●
Shares of Series C Convertible Preferred Stock shall be convertible into shares of common stock at any time, at a conversion ratio equal to two shares of common stock for each share of Series C Convertible Preferred Stock converted (subject to adjustment in the event of any stock split, combination, reorganization, or reclassification of the common stock.)

●
The Company may require the conversion of all outstanding shares of Series C Convertible Preferred Stock into shares of common stock at the above conversion ratio at any time after 36 months following the issuance of the Series C Convertible Preferred Stock based upon the public trading price and the trading volume of the common stock.  In addition, the Series C Convertible Preferred Stock shall automatically convert to common stock upon a qualified public offering of the Company’s common stock based upon the size and price of such public offering or a sale of all or substantially of the Company’s assets.

The foregoing description of the terms of the Series C Convertible Preferred Stock is qualified in its entirety by the provisions of the Certificate of Designations filed as Exhibit 3.1 attached hereto.

Item 5.03         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 17, 2012, the Company filed the Certificate of Designations with the Secretary of State of the State of Nevada to authorize the designation and issuance of 473,934 shares of Series C Convertible Preferred Stock.  The Certificate of Designations is attached hereto as Exhibit 3.1 and incorporated herein by this reference.

Item 5.07         Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Stockholders (the “Annual Meeting”) on September 14, 2012 at the Company’s principal office in Golden, Colorado.  At the Annual Meeting, the Company’s shareholders voted on three matters: (a) the election of directors, (b) a proposal to approve a $2,000,001.48 equity investment in the Company through the issuance of 473,934 shares of Series C Convertible Preferred Stock to Small Island Investments Limited (the “Investment Transaction”), and (c) a proposal to amend the Company’s 2008 Omnibus Equity Incentive Compensation Plan to increase the number of shares of the Company’s common stock issuable thereunder from 184,022 shares to a total of 500,000 shares (the “2008 Plan Amendment”).  These matters are more fully described in the Company’s Proxy Statement for the Annual Meeting.

The certified results of the matters voted on at the Annual Meeting are as follows:

	For	Against	Abstain	Broker Non-Votes

1) Election of Directors:
Geoffrey R. Bailey	2,080,036	13,050
Neil Calvert	2,080,036	13,050
David L. Dobbin	2,079,615	13,471
Gary J. Heller	2,079,616	13,470
Boyd E. Hoback	2,079,636	13,450
Eric W. Reinhard	2,079,536	13,550
Alan A. Teran	2,079,916	13,170

2) Approval of the Investment Transaction	2,078,945	12,717	1,424	0

3) Approval of the 2008 Plan Amendment	2,076,202	16,115	769	0

Item 9.01         Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock of Good Times Restaurants Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: September 20, 2012	/s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer

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